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                                                                      EXHIBIT 11

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                            1996        1995        1994        1993      1992
                                            ----        ----        ----        ----      ----

Shares Outstanding:
For computation of primary net
income per share -
Weighted average                          17,163      18,059      18,105     18,086    18,086
Share equivalents - Options                    9          --          --         10        --
                  - Restricted shares         92          57          15         --        --
                                        --------    --------    --------    -------   -------
Adjusted shares outstanding               17,264      18,116      18,120     18,096    18,086
                                        ========    ========    ========    =======   =======

For computation of fully diluted
  net income per share -
Weighted average, without regard to,
  exercise under share option plans,
  or purchase of outstanding shares       17,163      18,100      18,109     18,086    18,086
Assumption of exercise under share
  option plans                               367          --          --         10        --
Weighted average of shares
  issued under long-term
  incentive plan                               9           8          --         --        --
Weighted average of restricted
  shares granted                             167          57          15         --        --
Weighted average
  of outstanding
  shares purchased and retired                --         (49)         (4)        --        --
                                        --------    --------    --------    -------   -------
Adjusted shares outstanding               17,706      18,116      18,120     18,096    18,086
                                        ========    ========    ========    =======   =======
Net Income:
Net income applicable to shares
  of beneficial interest (used
  for computing primary and
  fully diluted net income per
  share)                                $  3,291    $ 13,891    $  6,485    $13,984   $18,432
                                        ========    ========    ========    =======   =======
Net income per share of beneficial
  interest:
Primary and fully diluted
Income before extraordinary
  loss from early extinguishment
  of debt and cumulative effect
  of accounting change                  $    .21    $   1.06    $    .36    $   .84   $  1.02
Extraordinary loss from early
  extinguishment of debt                    (.02)       (.05)         --       (.07)       --
Cumulative effect of change in
  accounting for internal leasing
  costs                                       --        (.24)         --         --        --
                                        --------    --------    --------    -------   -------
Net income                              $    .19    $    .77    $    .36    $   .77   $  1.02
                                        ========    ========    ========    =======   =======
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